UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hiller, Jr., Stanley

   P. O. Box 14687
   Spokane, WA  99214
   USA
2. Issuer Name and Ticker or Trading Symbol
   Key Tronic Corporation
   KTCC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |01/07/|J (1| |356,798           |D  |           |518,324 (4)        |I     |By Hiller Key Tronic Partne|
                           |00    |)   | |                  |   |           |                   |      |rs, LP                     |
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Common Stock               |01/07/|J (2| |3,568             |A  |           |10,673             |I     |By HKT Inc.                |
                           |00    |)   | |                  |   |           |                   |      |                           |
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Common Stock               |01/07/|J (3| |235,630           |A  |           |235,630            |I     |By Hiller Investment Partne|
                           |00    |)   | |                  |   |           |                   |      |rs                         |
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Common Stock               |      |    | |                  |   |           |100                |D     |                           |
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Common Stock               |      |    | |                  |   |           |47,126             |D     |The Hiller Trust           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Distribution to limited partners and general partner from Hiller Key Tronic Partners, LP. The reporting person is the sole shareholder and director of the general partner of Hiller Key Tronic Partners, LP.
(2)  Distribution from Hiller Key Tronic Partners, LP to its general partner.
(3) Distribution from Hiller Key Tronic Partners, LP to limited partner controlled by the reporting person.
(4) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest
therein.
SIGNATURE OF REPORTING PERSON
/S/ Stanley Hiller, Jr.
DATE
February 2, 2000